Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
October 3, 2011	Richard E. Leone Director - Investor Relations rleone@rtiintl.com 330-544-7622

RTI INTERNATIONAL METALS ELECTS NEW BOARD MEMBER

Pittsburgh, Pennsylvania – RTI International Metals, Inc., (NYSE: RTI), a global supplier of advanced titanium mill products and fabricated components, today announced the appointment of Rokus van Iperen to its Board of Directors effective October 1, 2011.

Mr. van Iperen became Chairman and CEO of Oce N.V. in the Netherlands in 1999, and has been a member of their Board of Executives since 1995. His 33-year career at Oce includes senior and executive management positions in Engineering, Research, Product Development and Operations. He obtained his Masters of Science in Mechanical Engineering from the Eindhoven University of Technology in Eindhoven, Netherlands.

“We are delighted that Rokus has joined RTI’s board; he brings with him 12 years of CEO experience, a comprehensive global business perspective and a leadership background in a variety of functional areas,” said Chairman of the Board Robert M. Hernandez. “We are highly confident that Rokus’ international executive leadership experience will add to the caliber of our already strong board of directors and we look forward to working with him.”

“I am excited about joining RTI’s board during this period of focused and diversified growth in the company,” said Rokus van Iperen. “RTI has long been recognized as a proven industry leader, and is a highly regarded and innovative supplier to the aerospace, defense and energy markets. I look forward to joining the team.”

Mr. van Iperen, who is a native of the Netherlands, serves as a member of the Supervisory Boards of both the Eindhoven University of Technology and the Academic Hospital of Maastricht.

Company Description

RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is celebrating 60 years of providing advanced titanium and other specialty metals to our customers around the world. RTI manufactures and distributes extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications. Our Titanium, Distribution, and Fabrication Groups have locations in the United States, Canada, Europe, and Asia to better serve our global customers. We look forward to serving new and existing customers during the next 60 years and beyond!

# # #